SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                              Arbor Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    000389181
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)





                               Page 1 of 16 Pages
                       Exhibit Index Contained on Page 15

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 000389181                                             13 G                   Page 2 of 16 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Venture Partners, L.P. ("HWVP")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          26,505  shares,  except that Hummer
           BENEFICIALLY                      Winblad   Equity   Partners,   L.P.
          OWNED BY EACH                      ("HWEP"),  the  general  partner of
            REPORTING                        HWVP,  and Hummer and Winblad,  the
             PERSON                          general  partners  of HWEP,  may be
              WITH                           deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             26,505  shares,  except  that HWEP,
                                             the  general  partner of HWVP,  and
                                             Hummer  and  Winblad,  the  general
                                             partners of HWEP,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       26,505
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                   [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.23%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 000389181                                             13 G                   Page 3 of 16 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Technology Fund, L.P. ("HWTF")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          1,395 shares, except that HWEP, the
           BENEFICIALLY                      general partner of HWTF, and Hummer
          OWNED BY EACH                      and Winblad,  the general  partners
            REPORTING                        of  HWEP,  may be  deemed  to  have
             PERSON                          shared power to vote these shares.
              WITH                  -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,395 shares, except that HWEP, the
                                             general  partner of HWF, and Hummer
                                             and Winblad,  the general  partners
                                             of  HWEP,  may be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,395
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                    [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.01%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 000389181                                             13 G                   Page 4 of 16 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Equity Partners, L.P. ("HWEP")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             27,900 shares,  of which 26,505 are
                                             directly  owned by HWVP  and  1,395
                                             shares are directly  owned by HWTF.
                                             HWEP is the general partner of HWVP
                                             and HWTF, and may be deemed to have
                                             shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             27,900 shares,  of which 26,505 are
                                             directly  owned by HWVP  and  1,395
                                             shares which are directly  owned by
                                             HWTF.  HWEP is the general  partner
                                             of HWVP and HWTF, and may be deemed
                                             to have shared  power to dispose of
                                             these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       27,900
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                 [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.25%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 000389181                                             13 G                   Page 5 of 16 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Venture Partners II, L.P. ("HWVP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                 [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 000389181                                             13 G                   Page 6 of 16 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Equity Partners II, L.P. ("HWEP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 000389181                                             13 G                   Page 7 of 16 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Hummer ("Hummer")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      80,065 shares.
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             27,900 shares,  of which 26,505 are
                                             directly  owned by HWVP and  1,395.
                                             Hummer  is  a  general  partner  of
                                             HWEP,  the general  partner of HWVP
                                             and HWTF, and may be deemed to have
                                             shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             80,065 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED    DISPOSITIVE    POWER    -
                                             2,159,531  shares,  of which 27,900
                                             shares,   of   which   26,505   are
                                             directly  owned by HWVP and  1,395.
                                             Hummer  is  a  general  partner  of
                                             HWEP,  the general  partner of HWVP
                                             and HWTF, and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       107,965
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                   [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.98%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 000389181                                             13 G                   Page 8 of 16 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Ann L. Winblad ("Winblad")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      208,664 shares.
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             27,900 shares,  of which 26,505 are
                                             directly  owned by HWVP and  1,395.
                                             Winblad  is a  general  partner  of
                                             HWEP,  the general  partner of HWVP
                                             and HWTF, and may be deemed to have
                                             shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             208,664shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             27,900 shares,  of which 26,505 are
                                             directly  owned by HWVP and  1,395.
                                             Winblad  is a  general  partner  of
                                             HWEP,  the general  partner of HWVP
                                             and HWTF, and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       236,564
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                   [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   2.14%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 000389181                                             13 G                   Page 9 of 16 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark Gorenberg ("Gorenberg")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         3,832 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             3,832 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       3,832
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                   [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.35%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 16 Pages


                  This Statement amends and restates the Schedule 13G (the "Original Statement") filed by Hummer Winblad Venture Partners, L.P., a Delaware limited partnership ("HWVP"), Hummer Winblad Technology Fund, L.P., a Delaware limited partnership ("HWTF"), Hummer Winblad Equity Partners, L.P., a Delaware limited partnership ("HWEP"), Hummer Winblad Venture Partners II, L.P., a Delaware limited partnership ("HWVP II"), Hummer Winblad Equity Partners II, L.P., a Delaware limited partnership ("HWEP II"), John R. Hummer ("Hummer"), Ann L. Winblad ("Winblad") and Mark Gorenberg ("Gorenberg") (collectively referred to as the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:

                  Arbor Software, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1325 Chesapeake Terrace
                  Sunnyvale, CA  94089

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Hummer Winblad Venture Partners, L.P., a Delaware limited partnership ("HWVP"), Hummer Winblad Technology Fund, L.P., a Delaware limited partnership ("HWTF"), Hummer Winblad Equity Partners, L.P., a Delaware limited partnership ("HWEP"), Hummer Winblad Venture Partners II, L.P., a Delaware limited partnership ("HWVP II"), Hummer Winblad Equity Partners II, L.P., a Delaware limited partnership ("HWEP II"), John R. Hummer ("Hummer"), Ann L. Winblad ("Winblad") and Mark Gorenberg ("Gorenberg"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  HWEP is the general partner of HWVP and HWTF, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by HWVP and HWTF. HWEP II is the general partner of HWVP II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by HWVP II. Hummer and Winblad are general partners of HWEP and HWEP II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by HWVP, HWTF and HWVP II. Gorenberg is a general partner of HWEP II and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by HWVP II.

                                                             Page 11 of 16 Pages


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Hummer Winblad Venture Partners
                  5900 Hollis Street, Suite R
                  Emeryville, CA  94608

ITEM 2(c)         CITIZENSHIP:

                  HWVP, HWTF, HWEP, HWVP II and HWEP II are Delaware limited partnerships and Hummer, Winblad and Gorenberg are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 000389181

ITEM 3.           Not Applicable

                                                             Page 12 of 16 Pages


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                          (a)       Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                          (b)       Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                          (c) Number of shares as to which such person has:


                                        (i)   Sole  power  to vote or to  direct
                                              the vote:

                                              See Row 5 of  cover  page for each
                                              Reporting Person.

                                        (ii)  Shared  power to vote or to direct
                                              the vote:

                                              See Row 6 of  cover  page for each
                                              Reporting Person.

                                        (iii) Sole power to dispose or to direct
                                              the disposition of:

                                              See Row 7 of  cover  page for each
                                              Reporting Person.

                                        (iv)  Shared  power  to  dispose  or  to
                                              direct the disposition of:

                                              See Row 8 of  cover  page for each
                                              Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:               [X]

                                                             Page 13 of 16 Pages


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable.

ITEM 10.          CERTIFICATION:

                  Not Applicable.

                                                             Page 14 of 16 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997


                                                     /s/ John R. Hummer
                                                     ---------------------------
                                                     John       R.       Hummer,
                                                     individually, and on behalf
                                                     of HWVP, in his capacity as
                                                     a general  partner of HWEP,
                                                     the   general   partner  of
                                                     HWVP, on behalf of HWTF, in
                                                     his  capacity  as a general
                                                     partner   of   HWEP,    the
                                                     general partner of HWTF, on
                                                     behalf   of   HWEP  in  his
                                                     capacity   as   a   general
                                                     partner thereof,  on behalf
                                                     of HWVP II, in his capacity
                                                     as  a  general  partner  of
                                                     HWEP   II,   the    general
                                                     partner  of HWVP II, and on
                                                     behalf  of  HWEP  II in his
                                                     capacity   as   a   general
                                                     partner thereof.



                                                     /s/ Ann L. Winblad
                                                     ---------------------------
                                                     Ann L. Winblad


                                                     /s/ Mark Gorenberg
                                                     ---------------------------
                                                     Mark Gorenberg

                                                             Page 15 of 16 Pages




                                  EXHIBIT INDEX

                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:  Agreement of Joint Filing                            15

                                                             Page 16 of 16 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Arbor Software, Inc.
shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1996

                                                     /s/ John R. Hummer
                                                     ---------------------------
                                                     John       R.       Hummer,
                                                     individually, and on behalf
                                                     of HWVP, in his capacity as
                                                     a general  partner of HWEP,
                                                     which   is   the    general
                                                     partner of HWVP,  on behalf
                                                     of HWTF, in his capacity as
                                                     a general  partner of HWEP,
                                                     which   is   the    general
                                                     partner of HWTF,  on behalf
                                                     of HWEP in his  capacity as
                                                     a general partner  thereof,
                                                     on  behalf  of HWVP II,  in
                                                     his  capacity  as a general
                                                     partner  of HWEP II,  which
                                                     is the  general  partner of
                                                     HWVP II,  and on  behalf of
                                                     HWEP II in his  capacity as
                                                     a general partner thereof.


                                                     /s/ Ann L. Winblad
                                                     ---------------------------
                                                     Ann       L.       Winblad,
                                                     individually, and on behalf
                                                     of HWVP, in her capacity as
                                                     a general  partner of HWEP,
                                                     which   is   the    general
                                                     partner of HWVP,  on behalf
                                                     of HWTF, in her capacity as
                                                     a general  partner of HWEP,
                                                     which   is   the    general
                                                     partner of HWTF,  on behalf
                                                     of HWEP in her  capacity as
                                                     a general partner  thereof,
                                                     on  behalf  of HWVP II,  in
                                                     her  capacity  as a general
                                                     partner  of HWEP II,  which
                                                     is the  general  partner of
                                                     HWVP II,  and on  behalf of
                                                     HWEP II in her  capacity as
                                                     a general partner thereof.


                                                     /s/ Mark Gorenberg
                                                     ---------------------------
                                                     Mark             Gorenberg,
                                                     individually, and on behalf
                                                     of HWVP II in his  capacity
                                                     as  a  general  partner  of
                                                     HWEP   II,   which  is  the
                                                     general partner of HWVP II,
                                                     and on behalf of HWEP II in
                                                     his  capacity  as a general
                                                     partner thereof.